SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

STRATASYS LTD.
(Exact Name of Registrant as Specified in its Charter)

Israel	Not applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Stratasys, Inc. 7665 Commerce Way Eden Prairie, Minnesota 55344	1 Holtzman Street, Science Park, P.O. Box 2496, Rehovot, Israel 76124
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Rights to Purchase Ordinary Shares, par value NIS 0.01 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box: ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box: ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Each Class)

The undersigned registrant hereby amends the Registration Statement on Form 8-A filed by the registrant with the Securities and Exchange Commission (the “SEC”) on December 21, 2023 (the “Original Form 8-A”), as amended by Form 8-A/A filed by the registrant with the SEC on December 20, 2024 (“Amendment No. 1”),as set forth below (this amendment is referred to as “Amendment No. 2”):

Item 1. Description of Securities To Be Registered.

The description set forth in Item 1 of the Original Form 8-A as amended by Item 1 of Amendment No. 1, is incorporated by reference in this Item 1 and is amended further in this Amendment No. 2 by adding the following text:

On April 8, 2025, Stratasys Ltd. (the “Company”) entered into a Second Amendment (the “Second Amendment”) to that certain Shareholder Rights Agreement, dated as of December 21, 2023, as amended by the First Amendment thereto, dated as of December 19, 2024 (as amended, the “Rights Agreement”), between the Company and Continental Stock Transfer & Trust Company, as rights agent. The Second Amendment amends Section 1 of the Rights Agreement by exempting FF6-SSYS, Limited Partnership, as assignee of Fortissimo Capital Fund VI, L.P., and its Affiliates (as defined in the Rights Agreement) (collectively, “Fortissimo”) from the definition of an Acquiring Person under the Rights Agreement in respect of Fortissimo’s acquisitions of Ordinary Shares (i) from the Company pursuant to the Securities Purchase Agreement, dated as of February 2, 2025, between the Company and Fortissimo, and (ii) at any time thereafter. Other than providing for the foregoing exemption for Fortissimo, the Second Amendment does not make any other changes to the Rights Agreement.

The Rights, as amended, are in all respects subject to, and governed by the provisions of, the Rights Agreement, as amended by the First Amendment and the Second Amendment, which serve as Exhibits 4.1, 4.2, and 4.3, respectively, to this Registration Statement on Form 8-A/A, and which are incorporated by reference herein. The description of the Rights, as amended, is incorporated herein by reference to the descriptions set forth in the “Contents” of the Company’s Reports of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission (the “SEC”) on December 21, 2023, December 20, 2024 and April 8, 2025, which descriptions are qualified in their entirety by reference to the full text of the Rights Agreement, the First Amendment, and the Second Amendment.

Item 2. Exhibits.

4.1
Shareholder Rights Agreement, dated as of December 21, 2023, between Stratasys Ltd. and Continental Stock Transfer & Trust Company, as rights agent, which includes the Form of Right Certificate (Exhibit A) and the Form of Summary of Rights (Exhibit B) appended thereto (incorporated by reference to Exhibit 4.1 to the Report of Foreign Private Issuer on Form 6-K furnished by the Company to the SEC on December 21, 2023).

4.2
First Amendment to Shareholder Rights Agreement, dated as of December 19, 2024, between Stratasys Ltd. and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.2 to the Report of Foreign Private Issuer on Form 6-K furnished by the Company to the SEC on December 20, 2024).

4.3
Second Amendment to Shareholder Rights Agreement, dated as of April 8, 2025, between Stratasys Ltd. and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to the Report of Foreign Private Issuer on Form 6-K furnished by the Company to the SEC on April 8, 2025).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

STRATASYS LTD.

Dated: April 10, 2025	By:	/s/ Eitan Zamir
	Name:	Eitan Zamir
	Title:	Chief Financial Officer